Exhibit 99.1

For Immediate Release	For More Information Contact: Barron Beneski (703) 406-5528 Public and Investor Relations beneski.barron@orbital.com

ORBITAL ANNOUNCES FIRST QUARTER 2011 FINANCIAL RESULTS

—Company Reports Solid Growth in Revenue and Net Income—

—Total Backlog Boosted to New Record on $1.6 Billion in First Quarter Orders—

(Dulles, VA 21 April 2011) – Orbital Sciences Corporation (NYSE: ORB) today reported its financial results for the first quarter of 2011.  First quarter 2011 revenues were $317.7 million, up 7% compared to $296.2 million in the first quarter of 2010.  First quarter 2011 operating income was $10.1 million, compared to $17.4 million in the first quarter of 2010.

Net income was $12.3 million, or $0.21 diluted earnings per share, in the first quarter of 2011, compared to net income of $9.3 million, or $0.16 diluted earnings per share, in the first quarter of 2010.  Orbital’s free cash flow* in the first quarter of 2011 was $10.8 million compared to negative $10.3 million in the first quarter of 2010.

Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer, said, “Orbital’s first quarter 2011 top-line and bottom-line financial results were very good, with strong revenue growth in satellites and space systems and a 31% increase in earnings per share.  In addition, the company received more than $1.6 billion in new orders during the quarter, increasing total backlog to a record level of $5.6 billion.  These positive results were tempered by the operational failure of one of our Taurus XL rockets in March, which failed to deploy a NASA scientific satellite and reduced operating income in the quarter.”

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* “Free cash flow” is a non-GAAP financial measure discussed in this release.  For additional details, please refer to the sections of this press release entitled “Cash Flow” and “Disclosure of Non-GAAP Financial Measure.”

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Orbital Sciences Corporation s 21839 Atlantic Blvd., Dulles, VA 20166 s 703-406-5000

Orbital Announces First Quarter 2011 Financial Results

Financial Highlights

Summary financial results were as follows:

	First Quarter
(in millions, except per share data)	2011	2010
Revenues	$317.7	$296.2
Operating Income	10.1	17.4
Net Income	12.3	9.3
Diluted Earnings per Share	$0.21	$0.16

Revenues increased $21.5 million, or 7%, in the first quarter of 2011 compared to the first quarter of 2010, primarily due to increased activity on communications satellite contracts and the International Space Station Commercial Resupply Services (CRS) contract, as well as revenues generated by the spacecraft business acquired in the second quarter of 2010.  These factors were partially offset by decreased activity on the Orion human spacecraft Launch Abort System (LAS) contract that was terminated for convenience by the customer in the second quarter of 2010, decreased activity on certain national security satellite contracts and the effect of the Taurus XL rocket launch failure in March 2011.

Operating income decreased $7.3 million, or 42%, in the first quarter of 2011 compared to the first quarter of 2010 primarily due to the effect of the Taurus XL launch failure, partially offset by a reduction in unrecovered research and development (R&D) expenses.  As a result of the launch failure, Orbital will not receive an $11.3 million mission success incentive that the company had expected to earn and will incur unanticipated costs to investigate the cause of the incident.  However, the company recognized an $11.3 million insurance recovery reported in “other income” in the first quarter of 2011, largely offsetting the reduction in operating income resulting from the launch failure.  In the first quarter of 2010, the company recognized $5.3 million of Taurus II R&D expenses that were not recovered under contracts with the U.S. Government.  The company did not incur any unrecovered R&D expenses in the first quarter of 2011.

Net income in the first quarter of 2011 increased to $12.3 million, or $0.21 diluted earnings per share, compared to $9.3 million, or $0.16 diluted earnings per share, in the first quarter of 2010.  The company’s effective income tax rate decreased to 35.3% in the first quarter of 2011 compared to 39.6% in the first quarter of 2010.  The tax rate in 2011 includes the effect of the federal R&D tax credit that was reinstated in the fourth quarter of 2010.

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Orbital Announces First Quarter 2011 Financial Results

Segment Results

First quarter operating results by business segment were as follows:

Launch Vehicles

	First Quarter
($ in millions)	2011	2010	% Change
Revenues	$105.3	$100.3	5%
Operating Income	(5.0)	4.5	NM
Operating Margin	(4.7%)	4.5%

Launch vehicles segment revenues increased $5.0 million in the first quarter of 2011 compared to the first quarter of 2010 primarily due to increased production work on Taurus II launch vehicles, partially offset by the effect of the Taurus XL launch failure and decreased activity on missile defense interceptors, Minotaur space launch vehicles and target launch vehicles.

Segment operating income decreased $9.5 million in the first quarter of 2011 compared to the first quarter of 2010 primarily due to the effect of the Taurus XL launch failure, partially offset by the absence of unrecovered Taurus II R&D expenses that were recognized in the first quarter of 2010.  There were no unrecovered R&D expenses in the first quarter of 2011.  Segment operating margin decreased primarily due to the impact of the launch failure.

Satellites and Space Systems

	First Quarter
($ in millions)	2011	2010	% Change
Revenues	$152.7	$100.5	52%
Operating Income	10.3	7.7	34%
Operating Margin	6.7%	7.7%

Satellites and space systems segment revenues increased $52.2 million in the first quarter of 2011 compared to the first quarter of 2010 due to increased activity on communications satellite contracts, science and remote sensing satellite contracts, including contracts of the spacecraft business acquired in the second quarter of 2010, and space technical services contracts.

Segment operating income increased $2.6 million in the first quarter of 2011 compared to the first quarter of 2010 due to the increased contract activity that drove the growth in segment revenues.  Segment operating margin decreased primarily due to profit adjustments on certain communications satellite contracts.

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Orbital Announces First Quarter 2011 Financial Results

Advanced Space Programs

	First Quarter
($ in millions)	2011	2010	% Change
Revenues	$92.7	$107.6	(14%	)
Operating Income	4.8	5.2	(8%	)
Operating Margin	5.2%	4.8%

Advanced space programs segment revenues decreased $14.9 million in the first quarter of 2011 compared to the first quarter of 2010 primarily due to reduced activity on the Orion LAS contract that was terminated in the second quarter of 2010 and decreased activity on national security satellite contracts.  These factors were partially offset by increased activity on the CRS contract and revenues generated by the spacecraft business acquired in the second quarter of 2010.

Segment operating income decreased $0.4 million in the first quarter of 2011 compared to the first quarter of 2010 primarily due to the same factors that contributed to the reduction in segment revenues, partially offset by the absence of unrecovered Taurus II R&D expenses that were recognized in the first quarter of 2010.  There were no unrecovered R&D expenses in the first quarter of 2011.  Segment operating margin increased primarily due to improved margins on national security satellite contracts and the absence of unrecovered R&D expenses in the first quarter of 2011.

Cash Flow

Cash flow for the first quarter of 2011 was as follows:

First Quarter
(in millions)	2011
Net Cash Provided by Operating Activities	$28.1
Capital Expenditures	(17.3)
Free Cash Flow	10.8
Proceeds from Issuance of Common Stock and Other	1.4
Net Increase in Cash	12.2
Beginning Cash Balance	252.4
Ending Cash Balance	$264.6

New Business Highlights

During the first quarter of 2011, Orbital received approximately $1.6 billion in new firm and option contract bookings.  As of March 31, 2011, the company’s firm contract backlog was approximately $2.3 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $5.6 billion.

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Orbital Announces First Quarter 2011 Financial Results

Operational Highlights

In the first quarter of 2011, Orbital successfully carried out five space and launch systems missions, shipped one commercial communications satellite and one scientific satellite to their launch sites, and achieved numerous development milestones on the Taurus II rocket and Cygnus spacecraft programs.  However, the March launch of the company’s Taurus XL rocket carrying a scientific satellite for NASA was unsuccessful.  The rocket was to launch the Orbital-built Glory satellite, which failed to achieve orbit due to the rocket malfunction.  The company is currently investigating the cause of the flight’s failure.

During the first three months of the year, Orbital successfully launched a Minotaur I space launch vehicle carrying a classified U.S. Government payload and completed three target vehicle missions, including one Patriot Target Vehicle for the U.S. Air Force and two Coyote sea-skimming target missiles for the U.S. Navy.  Orbital also completed and shipped the Intelsat New Dawn communications spacecraft to its launch site, where it is now being prepared for launch later this month.  Finally, two successful test firings of Taurus II first stage main engines were conducted at NASA’s Stennis Space Center in the first three months of the year.

For the remainder of 2011, Orbital is scheduled to complete up to 50 additional space mission operations, product deliveries, and major research and development milestones.

2011 Financial Guidance

The company reaffirmed its previous financial guidance for the full year 2011, except for the operating income margin range, which was reduced by 100 basis points due to the effect of the Taurus XL launch failure.  Because the first quarter decrease in operating income margin has been largely offset by insurance income reported in “other income,” the company’s full year guidance for diluted earnings per share has not changed.  The current full year 2011 guidance is as follows:

	Current	Previous
Revenues (in millions)	$1,300 - $1,350	$1,300 - $1,350
Operating Income Margin	5.25% - 5.75%	6.25% - 6.75%
Diluted Earnings per Share	$0.80 - $0.90	$0.80 - $0.90
Free Cash Flow (in millions)	($50 - $70)	($50 - $70)

Disclosure of Non-GAAP Financial Measure

Free cash flow is defined as GAAP (Generally Accepted Accounting Principles) net cash provided by operating activities less capital expenditures for property, plant and equipment.  A reconciliation of free cash flow to net cash provided by operating activities is included above in the section entitled “Cash Flow.”  Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

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Orbital Announces First Quarter 2011 Financial Results

Orbital does not intend for the above non-GAAP financial measure to be considered in isolation or as a substitute for the related GAAP measure.  Other companies may define this measure differently.

About Orbital

Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers.  The company’s primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary exploration spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles.  Orbital also provides satellite subsystems and space-related technical services to U.S. Government agencies and laboratories.  More information about Orbital can be found at http://www.orbital.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, those related to our financial outlook, liquidity, goals, business strategy, projected plans and objectives of management for future operating results and forecasts of future events.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements often include the words “anticipate,” “forecast,” “expect,” “believe,” “should,” “intend,” “plan” and words of similar substance.  Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement.  Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, new product development programs, achievement of important performance milestones on significant contracts, product performance and market acceptance of products and technologies, government contract procurement and termination risks, income tax rates, as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, could impact Orbital’s actual financial  and operational results.  Orbital assumes no obligation for updating the information contained in this press release.

A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.

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Orbital Announces First Quarter 2011 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	First Quarter
	2011	2010

Revenues	$317,703	$296,190
Cost of revenues	271,040	227,902
Research and development expenses	17,135	30,163
Selling, general and administrative expenses	19,412	20,760
Income from operations	10,116	17,365
Interest income and other	11,489	338
Interest expense	(2,533)	(2,361)
Income before income taxes	19,072	15,342
Income taxes	(6,737)	(6,074)
Net income	$12,335	$9,268

Basic income per share	$0.21	$0.16
Diluted income per share	0.21	0.16

Shares used in computing basic income per share	58,299	57,060
Shares used in computing diluted income per share	58,789	57,856

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Orbital Announces First Quarter 2011 Financial Results

ORBITAL SCIENCES CORPORATION
Segment Information
(in millions)

	First Quarter
	2011	2010
Revenues:
Launch Vehicles	$105.3	$100.3
Satellites and Space Systems	152.7	100.5
Advanced Space Programs	92.7	107.6
Eliminations	(33.0)	(12.2)
Total Revenues	$317.7	$296.2

Income from Operations:
Launch Vehicles	$(5.0)	$4.5
Satellites and Space Systems	10.3	7.7
Advanced Space Programs	4.8	5.2
Total Income from Operations	$10.1	$17.4

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Orbital Announces First Quarter 2011 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$264,646	$252,415
Receivables, net	393,689	326,543
Inventory, net	50,360	56,217
Deferred income taxes, net	29,393	24,348
Other current assets	19,352	18,111
Total current assets	757,440	677,634
Non-current investments	9,200	8,600
Property, plant and equipment, net	242,244	232,706
Goodwill	74,747	74,747
Deferred income taxes, net	37,288	47,806
Other non-current assets	22,996	21,043
Total Assets	$1,143,915	$1,062,536

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$302,030	$248,835
Deferred revenues and customer advances	124,874	112,182
Total current liabilities	426,904	361,017
Long-term debt	126,921	125,535
Other non-current liabilities	5,738	7,367
Total stockholders’ equity	584,352	568,617
Total Liabilities and Stockholders’ Equity	$1,143,915	$1,062,536

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Orbital Announces First Quarter 2011 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	First Quarter
	2011	2010

Net income	$12,335	$9,268
Depreciation and amortization expense	7,847	5,243
Deferred taxes	5,461	4,053
Changes in assets and liabilities	(1,376)	(16,834)
Other	3,882	3,020
Net cash provided by operating activities	28,149	4,750
Capital expenditures	(17,317)	(15,097)
Net cash used in investing activities	(17,317)	(15,097)
Net proceeds from issuance of common stock	841	7,899
Other	558	1,527
Net cash provided by financing activities	1,399	9,426
Net increase (decrease) in cash	12,231	(921)
Cash, beginning of period	252,415	372,986
Cash, end of period	$264,646	$372,065

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